UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2008 (August 20, 2008)

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 Park Oaks Drive, Suite 200

Tampa, Florida 33610

(Address of principal executive offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2008, Quality Distribution, Inc. (the “Company”) entered into a Separation Agreement and General Release with Timothy B. Page, effective beginning July 25, 2008, immediately prior to the cessation of Mr. Page’s service as Senior Vice President and Chief Financial Officer. Under the Separation Agreement, Mr. Page will serve in the position of Advisor to the Chief Executive Officer through November 28, 2008, when his resignation will be effective. During this period, Mr. Page will continue to receive the salary and benefits he received as Senior Vice President and Chief Financial Officer. Following his resignation, Mr. Page will receive, among other things, severance pay equal to his current base salary and continuing coverage under the Company’s health plan for 52 weeks. All 37,500 stock options owned by Mr. Page that were scheduled to vest on December 1, 2008 will instead vest on November 29, 2008, and Mr. Page will retain the right to exercise all vested options until February 28, 2010. All other unvested options are forfeit. All 13,224 shares of restricted stock owned by Mr. Page will vest on November 29, 2008.

Under the Separation Agreement, Mr. Page releases the Company from claims related to his employment. The Separation Agreement also includes certain restrictions on the disclosure of confidential information by Mr. Page, and prohibits Mr. Page from competing with the Company or from soliciting its customers, employees, affiliates or drivers for a period of 24 months following his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.
(Registrant)

Dated: August 22, 2008	By:	/s/ Stephen R. Attwood
	Name:	Stephen R. Attwood
	Title:	Chief Financial Officer